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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*


         RICHARDSON                 JOSEPH                            M.
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        (Last)                      (First)                        (Middle)

UL. EUROPEJSKA                       32a
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                                   (Street)

        WARSAW                      POLAND                            00-102
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol


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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Year

                    06/01
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                            [_] 10% Owner
    [_] Offier (give title below)           [_] Other (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person
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================================================================================
           Table I--Non-Derivative Securities Acquired, Disposed of,
                            or Beneficially Owned



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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)


Deriavative
required
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Central European
Distribution
Corporation common                  $ 3.79              4/27/01                                                     1,500
stock

CEDC Common Stock                   $ 5.04              4/30/01             A                                         500
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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
                              4/27/02   4/27/11 Common stock  1,500          $3.79         12,840         (D)
                              4/30/02   4/30/11 Common stock    500          $5.04         13,340          D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

            /s/  JOE RICHARDSON                6/10/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.